UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2009

Boeing Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-10795	95-2564584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Naches Ave. SW, 3rd Floor Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

(425) 965-4121

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On December 31, 2009, the Operating Agreement dated September 13, 2000 between Boeing Capital Services Corporation (“BCSC”) and The Boeing Company (“Boeing”) (the “BCSC Operating Agreement”) and the Operating Agreement dated September 13, 2000 among Boeing Capital Corporation (“BCC”), BCSC and Boeing (the “BCC Operating Agreement” and, together with the BCSC Operating Agreement, the “Operating Agreements”) were terminated by agreement of the parties to those agreements. The Operating Agreements were originally filed by BCC on a Form 8-K on September 19, 2000.

Pursuant to the Operating Agreements, BCC received the right to be tendered, subject to certain exceptions, all the opportunities to finance potential customers of Boeing for any product or service, provided that BCC could refuse to accept financing tendered under certain circumstances. Boeing indirectly provided support to BCC through the Operating Agreements by agreeing that any financing taken by BCC would be structured to provide a market-based rate of return on BCC’s investment and by agreeing to certain provisions with respect to marketing and remarketing of aircraft.

On December 23, 2003, Boeing and BCC entered into a Support Agreement (filed as exhibit 99.1 to our Form 8-K dated December 24, 2003) in which Boeing agreed to maintain majority ownership of BCC and to make contributions to BCC if BCC’s fixed charge coverage ratio or tangible net worth falls below certain levels. As a result of the direct support contracted for under the Support Agreement, which remains in place, and in recognition of BCC’s primary mission of facilitating financing by third parties rather than directly provide financing, the parties determined that the Operating Agreements were not required for the operation of BCC’s business.

At the time of the termination of the Operating Agreements, BCSC and BCC were each indirect wholly owned subsidiaries of Boeing, and BCSC owned 100% of the common stock of BCC. On December 31, 2009, BCSC merged into BCC, with BCC the surviving company of the merger. On December 31, 2009, BCC became a direct wholly owned subsidiary of Boeing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Boeing Capital Corporation

	By:	/S/ KEVIN R. MILLISON
Kevin R. Millison
January 7, 2010		Vice President and Chief Financial Officer